                                 [ORIGEN LOGO]

FOR IMMEDIATE RELEASE
                                               CONTACT: W. ANDERSON GEATER
                                                              866.4 ORIGEN

                ORIGEN FINANCIAL ANNOUNCES FIRST QUARTER RESULTS

         SOUTHFIELD, MI. (June 1, 2004) -- Origen Financial, Inc. ("Origen") (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured home loans, today announced net income of $630,000, or $0.04 per share on a fully-diluted basis, for its first quarter ended March 31, 2004, compared with a net loss of $2.2 million by Origen's predecessor for the first quarter of 2003.

FINANCIAL HIGHLIGHTS

Total revenue for the first quarter 2004 increased 62% to $12.0 million versus $7.4 million for the first quarter of 2003. For the first quarter 2004, Origen's interest income was $9.1 million, as compared to $5.3 million for the first quarter of 2003, an increase of 72%. This increase was primarily attributable to an increase in the owned loan portfolio size from first quarter, 2003 to first quarter, 2004. Interest expense for the first quarter 2004 was $3.0 million as compared to $2.7 million for the first quarter 2003. The increase of 11% was attributable to higher average borrowings between the compared periods, substantially offset by lower average interest rates on such borrowings.

Non-interest income totaled $2.9 million for the first quarter 2004 as compared to $2.1 million for the first quarter 2003, an increase of 38%. Such increased income consisted primarily of fees from loan servicing activities.

Non-interest expenses, which include operating expenses and general and administrative expenses, were $6.4 million for the first quarter 2004, compared to $6.3 million for the first quarter of 2003. Increased operating costs were incurred during the first quarter 2004 relating to the Company's conversion to a real estate investment trust ("REIT") and to costs associated with a planned initial public offering. These costs, however, were offset by reductions in other operating expenses.

"We are pleased with our first quarter results," said Ronald A. Klein, Origen's Chief Executive Officer. "We continue to be profitable even while the manufactured housing industry suffered through its worst quarterly performance since 1962. Our originations increased 26% year over year, which is a testament to our ability to provide quality service and products to our dealer base. Furthermore, we continued to maintain our unwavering commitment to high credit quality. We were pleased to see our delinquency numbers decline each month of the quarter."

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OPERATIONAL HIGHLIGHTS

    o Net loan portfolio ("owned portfolio") increased 96% to $413.2 million at March 31, 2004 from $210.9 million at March 31, 2003.

    o Loan production for first quarter 2004 increased by 26% to $45.6 million compared to first quarter 2003 production of $36.3 million.

    o In February 2004, Origen completed a public sale of approximately $200 million of asset-backed securities.

    o In March 2004, Origen purchased approximately $32 million in bonds representing interests in a securitized pool of manufactured home loans.

PORTFOLIO PERFORMANCE

Loans 60+ days delinquent were 1.98% of the owned portfolio at March 31, 2004, compared to 2.74% at March 31, 2003. The allowance for general loan losses increased to $4.2 million at March 31, 2004 from $2.8 million at March 31, 2003. Origen charged off $1.3 million and made a $1.9 million provision for general loan losses during first quarter 2004. Origen continues to experience lower delinquencies for loans originated in 2002 and 2003, as compared to loans originated in 2000 and 2001.

RECENT DEVELOPMENTS

On May 11, 2004, Origen closed the sale of 8,000,000 shares of its common stock at $8.00 per share in an initial public offering totaling $64 million. In connection with its initial public offering, Origen registered for resale 16,000,000 shares of its common stock held by selling stockholders. These shares were originally issued in private placements in October 2003 and in February 2004.

Klein said, "Origen had several noteworthy accomplishments during the quarter. Most significantly, Origen executed the first public manufactured housing securitization to take place in the asset-backed securities market in over a year. We securitized $240 million of loans, selling $200 million of bonds, at rates reflecting over 500 basis points of excess spread on the transaction. In addition, we were one of nine national lenders named to participate in Fannie Mae's manufactured housing initiative -- a program we believe will create many new opportunities for us in manufactured housing mortgage lending. Based on our underwriting, servicing and technology capabilities we were selected by Affordable Residential Communities (ARC), the nation's largest owner-operator of manufactured housing communities, to originate and service all the loans in ARC's manufactured housing lending initiative. All of these achievements validate our long-term business strategy to be the lender of choice to the manufactured housing industry. Our credit quality, servicing abilities and technology platform were also key factors in completing our $64 million initial public offering in May. While we believe the MH industry still has several months of tough business conditions ahead, we believe we are well positioned to take advantage of increased financing opportunities as activity in the manufactured housing sector improves."

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ABOUT ORIGEN

         Origen is an internally managed and internally advised company that has elected to be taxed as a REIT. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured home lender and servicer. It offers a complete line of home only products and land home conforming and nonconforming products. Origen also provides servicing for manufactured home only and land home loans.

         This press release contains forward-looking statements within the meaning of the federal securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Origen's control and could materially affect actual results, performance or achievements. Registration statements relating to Origen's securities have been filed with and declared effective by the Securities and Exchange Commission. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy Origen's securities. For more information about Origen, visit www.origenfinancial.com.

                                       ###

                          - Financial tables follow -



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                             ORIGEN FINANCIAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)


                                     ASSETS


                                                 (UNAUDITED)
                                                   MARCH 31,           DECEMBER 31,
                                                    2004                  2003
                                                 ---------            ---------
ASSETS
  Cash and Equivalents                           $  12,587            $   6,926
  Restricted Cash                                    6,539                6,017
  Investment Securities                             31,543                  -
  Loans Receivable                                 413,018              368,509
  Premises & Equipment                               2,337                2,476
  Goodwill                                          32,277               32,277
  Other Assets                                      28,185                8,954
                                                 ---------            ---------
TOTAL ASSETS                                     $ 526,486            $ 444,542
                                                 =========            =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY



LIABILITIES
  Warehouse Financing                            $ 157,924            $     -
  Securitization Financing                         193,942              273,404
  Note Payable                                       2,550                4,037
  Loan Recourse Liability                            6,793                8,740
  Other Liabilities                                 12,749               15,572
                                                 ---------            ---------
TOTAL LIABILITIES                                  373,958              301,753
                                                 ---------            ---------

EQUITY
  Common Stock                                         165                  152
  Preferred Stock                                      125                  -
  Additional Paid-in Capital                       155,796              143,289
  Deferred Compensation                             (4,039)              (1,114)
  Restricted Stock
  Other Comprehensive Loss                              (5)                 (20)
  Retained Earnings                                    486                  482
                                                 ---------            ---------
TOTAL EQUITY                                       152,528              142,789
                                                 ---------            ---------
TOTAL LIABILITIES AND EQUITY                     $ 526,486            $ 444,542
                                                 =========            =========



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                             ORIGEN FINANCIAL, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                  (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)
                                   (UNAUDITED)


                                                               QUARTER              QUARTER
                                                                ENDED                ENDED
                                                               MARCH, 31            MARCH, 31
                                                                2004                 2003
                                                            -----------         -----------
INTEREST INCOME
  Total Interest Income                                     $     9,101         $     5,348
  Total Interest Expense                                          3,019               2,684
                                                            -----------         -----------
NET INTEREST INCOME BEFORE LOSSES                                 6,082               2,664
  Provision for Loan and Recourse Losses                          1,891                 624
                                                            -----------         -----------
Net Interest Income After Losses                                  4,191               2,040

Non-interest Income                                               2,880               2,066
                                                            -----------         -----------
Non-interest Expenses:
  Total Personnel                                                 4,402               4,212
  Total Loan Origination & Servicing                                352                 312
  State Taxes                                                        90                --
  Total Other Operating                                           1,597               1,736
                                                            -----------         -----------
Total Non-interest Expenses                                       6,441               6,260
                                                            -----------         -----------
NET INCOME (LOSS)                                           $       630         $    (2,154)
                                                            ===========         ===========
Weighted Average Common Shares Outstanding, Diluted          15,929,881                 N/A
                                                            ===========         ===========
Earnings Per Share                                          $     0.040                 N/A
                                                            ===========         ===========
